Exhibit 5.1

401 9th Street NW, Suite 400 South Washington, DC 20004 Telephone: 202-220-6900 Fax: 202-220-6945 www.lockelord.com Direct Telephone: Direct Fax:

February 16, 2009

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, New Jersey 08753

Dear Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (a) 38,263 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share (the “Preferred Stock”), of OceanFirst Financial Corp., a Delaware corporation (the “Company”); (b) a warrant dated January 16, 2009 (the “Warrant”) to purchase common stock, $0.01 par value per share, of the Company (the “Common Stock”); and (c) the 380,853 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Preferred Stock and the Warrant, collectively, the “Securities”). All of the Securities are being registered on behalf of certain security holders of the Company (the “Selling Security holders”).

The Securities were issued pursuant to a Letter Agreement, dated as of January 16, 2009 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, which included the Securities Purchase Agreement – Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”).

We are acting as counsel for the Company in connection with the registration for resale of the Securities. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon the Securities Purchase Agreement, the Warrant, records of meetings of the Board of Directors of the Company and Committees thereof as provided to us by the Company, the Articles of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents, agreements, instruments and certificates of public officials of the State of Delaware and of officers of the Company as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

1.	The issuance and sale of the Preferred Stock by the Company have been duly authorized by the Company, and the Preferred Stock is validly issued, fully paid and nonassessable, and the Warrants have been duly authorized, executed and delivered by the Company.

2.	The shares of Common Stock to be issued by the Company upon the exercise of the Warrant have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the law of the state of Delaware and the Federal law of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Locke Lord Bissell & Liddell LLP
LOCKE LORD BISSELL & LIDDELL LLP